SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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Exchange Act of 1934 (Amendment No.    )

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ASPECT COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

SCEPTER HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Scepter Holdings, Inc.
301 Commerce Street, Suite 2975
Fort Worth, Texas 76102

December 30, 2002

Dear Fellow Shareholders of Aspect Communications:

As we have previously written to you, we are opposing Aspect's current plan to raise $50 million from Vista Equity Fund II, L.P. ("Vista") because of its dilutive effect on existing shareholders. Instead, we are proposing an alternative transaction that includes a public rights offering where Aspect will receive $50 million and shareholders can avoid dilution by participating. Our transaction is set forth in detail in our preliminary proxy statement filed with the SEC on December 16, 2002.

What does Aspect have to say regarding why the Vista transaction is better for its shareholders than our transaction? We don't know. Surprisingly, Aspect chose not to address the merits of our transaction, but instead preferred to make misleading statements about our holdings in Aspect's securities, which is approximately 6% of the outstanding common stock. Don't let them deflect the issue --- force Aspect to address the merits of their proposal versus ours.

We believe the choice between our transaction and the Vista transaction is simple. The Vista transaction will dilute shareholders. Our transaction, which includes a public rights offering, will allow shareholders to avoid dilution if they chose to participate in the public rights offering. The Vista transaction leaves control of the company's slate of directors to an existing board who as a whole, prior to the Vista transaction, owned less than 5% of the common stock. Our transaction would allow each of the top six shareholders of the company to nominate one qualified director for the company's slate, thereby giving control of the company's slate to its largest 6 shareholders who as a whole, using the last proxy filed by the company, owned over 40% of the common stock. We are not seeking to replace company management by our transaction, and we hope management will see the benefits of answering to a board that is more representative of the actual owners of the company.

As we have stated before, if our plan is implemented, we intend to be long term holders of Aspect stock. Again we ask Aspect management --- why are shareholders better off with the Vista transaction rather than our transaction?

As a large shareholder, we intend to hold the Aspect board personally accountable for failing to focus on the substance of our transaction and for misleading accusations.

Please JUST VOTE NO at Aspect's special meeting on January 21, 2003.

Regards,

Geoffrey Raynor

President of Scepter Holdings, Inc.

THE PARTICIPANTS IN ANY POTENTIAL SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON DECEMBER 16, 2002. ACCORDINGLY, SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON DECEMBER 16, 2002. SCEPTER HOLDINGS, INC. HAS NOT YET FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A DEFINITIVE PROXY STATEMENT RELATING TO THE COMPANY'S SPECIAL MEETING OF SHAREHOLDERS CURRENTLY SCHEDULED FOR JANUARY 21, 2003.  WHEN SUCH DEFINITIVE PROXY STATEMENT IS FILED, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION.  SHAREHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AND, ONCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, A COPY OF THE DEFINITIVE PROXY STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.